As filed with the Securities and Exchange Commission on March 14, 2006

Registration Statement No. 333-131791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

ROSETTA RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	43-2083519
(State of Incorporation)	(IRS Employer Identification No.)

717 Texas, Suite 2800
Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Rosetta Resources Inc. 2005 Long-Term Incentive Plan

(Full title of each Plan)

Mike J. Rosinski

Executive Vice President,

Chief Financial Officer, Secretary & Treasurer

717 Texas, Suite 2800

Houston, Texas 77002

(713) 335-4000

(Name, address and telephone number of agent for service)

Copy to:

Dallas Parker

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

EXPLANATORY NOTE

This post-effective amendment to Registration Statement on Form S-8 of Rosetta Resources Inc. is being filed solely to correct information regarding the agent for service and description of an exhibit which is incorporated by reference. The text of the prospectus and reoffer prospectus included in the initial filing remain unchanged.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by us with the Commission and are incorporated by reference in this Registration Statement:

(a) The Prospectus filed by the Registrant on February 13, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-128888), which contains audited financial statements of the Registrant for the latest period for which such statements have been filed;

(b) The Registrant’s Current Report on Form 8-K filed on February 14, 2006;

(c) The description of the Common Stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 9, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article X of our Certificate of Incorporation and Article VIII of our Bylaws provide for the indemnification of its directors, officers and other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We currently carry directors and officers liability insurance and have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advances to the fullest extent permitted under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

With respect to restricted securities being reoffered pursuant to the reoffer prospectus, which is a part of this registration statement, the Registrant previously issued those securities in reliance upon an exemption from the registration provisions of the Securities Act set forth in Rule 701 as promulgated under the Securities Act relating to issuances of securities under compensatory plans. All such restricted securities were issued under the Registrant’s 2005 Long-Term Incentive Plan to employees and consultants of the Registrant. No underwriters were used in the foregoing issuances of securities.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1	Rosetta Resources Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005) (File No. 0001340282)

4.2	Description of Option Agreement (incorporated by reference to Exhibit 10.10 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

4.3	Description of Restricted Stock Agreement (incorporated by reference to Exhibit 10.11 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

4.4	Description of Bonus Restricted Agreement (incorporated by reference to Exhibit 10.12 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

5.1	Opinion of Thompson & Knight LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement previously filed)

*	Previously filed

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 14th day of March, 2006.

ROSETTA RESOURCES INC.

By:	/s/ Michael J. Rosinski
Michael J. Rosinski, Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature / Title

March 14, 2006	By:	*
B.A. Berilgen
Chairman of the Board, President and Chief Executive Officer

March 14, 2006	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer

March 14, 2006	By:	*
Denise D. Bednorz
Vice President, Controller

March 14, 2006	By:	*
Richard W. Beckler
Director

March 14, 2006	By:	*
Donald D. Patteson, Jr.
Director

March 14, 2006	By:	*
D. Henry Houston
Director

	*	/s/ Michael J. Rosinski
Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Rosetta Resources Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005) (File No. 0001340282)

4.2	Description of Option Agreement (incorporated by reference to Exhibit 10.10 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

4.3	Description of Restricted Stock Agreement (incorporated by reference to Exhibit 10.11 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

4.4	Description of Bonus Restricted Agreement (incorporated by reference to Exhibit 10.12 of Rosetta Resources Inc.’s Registration Statement No. 333-128888 filed on October 7, 2005)(File No. 0001340282)

5.1	Opinion of Thompson & Knight LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement previously filed)

*	Previously filed